Exhibit 8

Name	Jurisdiction

Subsidiaries of Top image systems Ltd.
TIS America Inc.	USA - Delaware
Top Image Systems UK limited	United Kingdom
Top Image Systems Japan Ltd.	Japan
Top Image Systems (Asia Pacific) Pte. Ltd.	Singapore
Top Image Systems Pty Ltd.	Australia

Subsidiaries of Top Image Systems UK limited
TIS Deutschland GMBH	Germany
Top Image Systems (2007) UK Ltd	United Kingdom

Subsidiaries of Top Image Systems (Asia Pacific) Pte. Ltd.
Top Image Systems (Singapore) Pte Ltd.	Singapore

Subsidiaries of TIS America Inc.
TIS Americas Inc.	USA - Delaware